SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2023

Ilustrato Pictures International, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56487	27-2450645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Broadway, Suite 934 New York, NY	10004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 917-522-3202

______________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   []

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

Item 1.01 Entry Into A Material Definitive Agreement

As previously disclosed, on January 18, 2023, Quality Industrial Corp. (the “Company”) entered into a definitive stock purchase agreement (the “QI Purchase Agreement”) with Gerab National Enterprises LLC and Mr. Saseendran Kodapully Ramakrishnan, (together, the “QI Shareholders”) of Quality International Co Ltd FZC, a United Arab Emirates company (“Quality International”), in order to purchase 52% of the shares of Quality International (the “QI Shares”) from the QI Shareholders.

Quality International manufactures custom solutions for businesses operating in the Oil and Gas, Energy, Water Desalination, Wastewater, Offshore and Public Safety sectors.

On July 31, 2023, the parties to the QI Purchase Agreement entered into an amendment to the QI Purchase Agreement (the “Amended QI Purchase Agreement”) to revise the payment schedule for the QI Shares, which had previously become effective on March 31, 2023. The purchase price for the QI Shares shall remain up to $137,000,000 in cash (the “QI Purchase Price”).

Under section 2.1 of the Amended QI Purchase Agreement, the payment schedule of the QI Purchase Price has been revised (the “Amended Payment Schedule”) to extend the payment timeline with smaller amounts due at each date. Moreover, break fees were introduced if the payments are not received by their respective due dates. In the event that the Company fails to meet any of the revised payment dates and/or the revised payment amounts, pursuant to the Amended Payment Schedule, the parties acknowledge and agree that the QI Shareholders shall have the right, but not the obligation, to, in their sole discretion, terminate the Amended QI Purchase Agreement and all associated agreements with us. Consequently, if terminated, the Company would be liable for the applicable break fee pursuant to the table in the Amended Payment Schedule, and the parties agreed to release each other from the performance of any obligations under the Amended QI Purchase Agreement, together with all related transaction documents, and the parties shall have no accrued rights under the same save as those which are intended to survive after such termination.

Pursuant to the Amended Payment Schedule, payments for tranches 4, 5 and 6 are linked and paid in proportion to the percentage of EBITDA target achieved against forecasted EBITDA targets and capped at 100% of EBITDA target. Any shortfall or surplus (as the case may be) on the EBITDA target of a particular Tranche shall be carried over to the subsequent Tranche and to be added to or deducted from (as the case may be) the subsequent EBITDA target. Any shortfall EBITDA existing after the expiration of time allotted for tranche 6, shall be allowed to be delivered within an extended 6-month period until June 30, 2025, and be paid in proportion to the EBITDA target achieved and capped at 100% of EBITDA target. Any remaining shortfall existing after the expiration of time allotted for Tranche 6, shall be forfeit, resulting in a reduction to the QI Purchase Price.

Additionally, under section 2.2 of the Amended QI Purchase Agreement, the Company guarantees and repays Quality International’s future borrowings from any lender, capped at $10 million and a maximum of 22% annual interest. Costs, including a processing fee up to 2% of the principal and expenses during the term, will be borne by the Company. The financing cost will be covered until the Company pays off the Tranche 3 payment. Any borrowings by Quality International shall be strictly used for operational purposes.

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on January 27, 2023, we entered into a definitive stock purchase agreement (the “Petro Line Purchase Agreement”) with the shareholders of Petro Line FZ-LLC (“Petro Line”), a United Arab Emirates company, to purchase 51% of the outstanding shares (the “Petro Line Shares”) in exchange for $1,530,000 in cash, paid in three tranches, subject to the achievement of financial milestones presented in a schedule of payments which are set forth in the Petro Line Purchase Agreement.

On August 3, 2023, the Company entered into a Termination Agreement and Release with Petro Line (the “Termination Agreement”), pursuant to which both the Company and Petro Line agreed to terminate the Petro Line Purchase Agreement, and to release each other from all claims associated with the Petro Line Purchase Agreement, with each party paying its own costs incurred in connection with the Petro Line Purchase Agreement. The acquisition did not close, and mutual termination of the agreement will have no impact on QIND’s consolidated financial statements.

The foregoing description of the Amended QI Purchase Agreement and Termination Agreement is a summary and is qualified in its entirety by reference to the provisions thereof, a copy of which is attached to this Current Report as Exhibit 10.1 and 10.2 respectively, which are incorporated herein by reference.

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SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 1 to the Share Purchase Agreement, dated as of July 31, 2023, by and between Quality Industrial Corp., Gerab National Enterprises LLC, and Mr. Saseendran Kodapully Ramakrishnan
10.2	Termination Agreement and Release, dated August 3, 2023, by and between Quality Industrial Corp. and Petro Line FZ-LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ilustrato Pictures International, Inc.

/s/ Nicolas Link

Nicolas Link, CEO

Date: August 4, 2023

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